17 November 2004

Warner Chilcott PLC ("Warner Chilcott")

Posting of the Scheme Document

Craigavon, Northern Ireland/Rockaway, New Jersey, USA - 17th November, 2004: Warner Chilcott PLC ("Warner Chilcott" or the "Company") (LSE: WCRX, Nasdaq: WCRX).

Warner Chilcott announces that, in relation to the proposed scheme of arrangement under article 418 of The Companies (Northern Ireland) Order 1986 between the Company and its shareholders (the "Scheme") to effect the recommended acquisition for cash by Waren Acquisition Limited ("Waren") of the entire issued and to be issued share capital of Warner Chilcott for 862 pence per share (representing 3,448 pence per ADS) (the "Acquisition"), as announced on 27th October, 2004, a court meeting (the "Court Meeting") and an extraordinary general meeting of the Company (the "Warner Chilcott EGM") will take place on 10th December, 2004.

The scheme document (the "Scheme Document"), which sets out the full terms and conditions of the Scheme, the expected timetable and the action to be taken by shareholders, is being posted to shareholders today.

As described in the Scheme Document, the Scheme will require the approval of shareholders at the Court Meeting, the passing of a special resolution by shareholders at the Warner Chilcott EGM and the subsequent sanction of the High Court of Justice in Northern Ireland (the "Court").

EXPECTED TIMETABLE OF PRINCIPAL EVENTS:
EVENT	TIME AND/OR DATE 2004
Voting record time	6.00 p.m. on 8th December
Court Meeting	9.00 a.m. on 10th December
Warner Chilcott EGM	9.05 a.m. on 10th December
Court Hearing (to sanction the Scheme)	20th December
Court Hearing (to confirm the reduction of capital)	20th December
Last date for dealing in Warner Chilcott shares and Warner Chilcott ADSs	4th January, 2005
Effective date of the Scheme	5th January, 2005
Latest date for despatch of cheques and payment through CREST	19th January, 2005

The Court Meeting and the Warner Chilcott EGM will be held at Culloden Hotel, Bangor Road, Holywood, County Down, BT18 0ET.

All references to time in this timetable are to Belfast time. The dates in this timetable are indicative only and assume, amongst other things, that neither the Court Meeting nor the Warner Chilcott EGM is adjourned or postponed. It is therefore not possible to be specific about these dates. These dates depend, amongst other things, on the date upon which the Court sanctions the Scheme and confirms the associated reduction of capital and whether the conditions of the Acquisition are satisfied or, if capable of waiver, waived.

Dealings in Warner Chilcott shares and Warner Chilcott ADSs will be suspended with effect from close of business on 4th January, 2005.

Application will be made for the listing of the entire issued share capital of Warner Chilcott (the "Shares") on the Official List of the UK Listing Authority to be cancelled with effect from 6th January, 2005. Application will also be made to the London Stock Exchange for the Shares to cease to be admitted on its market for listed securities from the same date.

Application will be made to the Irish Stock Exchange for the listing of the Shares on the Irish Official List to be cancelled and for such Shares to cease to be admitted to trading on its market for listed securities with effect from 6th January, 2005.

Application will be made for the listing of Warner Chilcott ADSs on NASDAQ to be cancelled with effect from 6th January, 2005.

UK Listing Authority Viewing Facility

A copy of the Scheme Document has been submitted to the UK Listing Authority and will shortly be available for inspection at the UK Listing Authority's Document Viewing Facility, which is situated at:
Financial Services Authority
25 The North Colonnade
Canary Wharf
London
E14 5HS
Tel:	+44 20 7066 1000

Enquiries:
Warner Chilcott PLC Dr John King Geoffrey Elliott	+44 28 3836 3620
Hoare Govett Limited (joint financial adviser and corporate broker to Warner Chilcott PLC) Andrew Chapman Justin Jones Andrew Foster	+44 20 7678 8000
Greenhill & Co International (joint financial adviser to Warner Chilcott PLC) Simon Borrows Brian Cassin	+44 20 7440 0400
Financial Dynamics (public relations adviser to Warner Chilcott PLC) Andrew Dowler	+44 20 7831 3113
Credit Suisse First Boston (Europe) Limited (joint financial adviser to Waren Acquisition Limited) Andrew Christie Zachary Brech	+44 20 7888 8888
Morgan Stanley & Co. Limited (joint financial adviser to Waren Acquisition Limited) Gavin MacDonald Colm Donlon	+44 20 7425 5000

Hoare Govett Limited, which is regulated by the Financial Services Authority, is acting for Warner Chilcott PLC in connection with the Acquisition and no one else and will not be responsible to anyone other than Warner Chilcott PLC for providing the protections afforded to customers of Hoare Govett Limited nor for providing advice in relation to the Acquisition.

Greenhill & Co. International, which is regulated by the Financial Services Authority, is acting for Warner Chilcott PLC in connection with the Acquisition and no one else and will not be responsible to anyone other than Warner Chilcott PLC for providing the protections afforded to customers of Greenhill nor for providing advice in relation to the Acquisition.

Credit Suisse First Boston (Europe) Limited, which is regulated by the Financial Services Authority, is acting for Waren Acquisition Limited in connection with the Acquisition and no-one else and will not be responsible to anyone other than Waren Acquisition Limited for providing the protections afforded to customers of Credit Suisse First Boston (Europe) Limited nor for providing advice in relation to the Acquisition.

Morgan Stanley & Co. Limited, which is regulated by the Financial Services Authority, is acting for Waren Acquisition Limited in connection with the Acquisition and no-one else and will not be responsible to anyone other than Waren Acquisition Limited for providing the protections afforded to customers of Morgan Stanley & Co. Limited nor for providing advice in relation to the Acquisition.

This announcement does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy any security, nor is it a solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of the securities referred to in this announcement in any jurisdiction in contravention of applicable law.

The release, publication or distribution of this announcement in certain jurisdictions may be restricted by law and therefore persons in any such jurisdictions into which this announcement is released, published or distributed should inform themselves about and observe such restrictions.

The ability of Warner Chilcott shareholders who are not resident in the United Kingdom, the United States or the Republic of Ireland to vote their Warner Chilcott Shares at the Court Meeting and/or Warner Chilcott EGM, or to execute and deliver forms of proxy appointing another to vote at the Court Meeting and/or Warner Chilcott EGM on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located. Persons who are not resident in the United Kingdom, the United States or the Republic of Ireland should inform themselves of, and observe, any applicable requirements. Whether or not a Warner Chilcott Shareholder's shares are voted at the Court Meeting or the Warner Chilcott EGM, if the Scheme becomes effective the Shares will be cancelled pursuant to the Scheme in return for the payment of 862 pence per Share.

This announcement and oral statements made regarding the Acquisition and the Scheme and Warner Chilcott, contain certain forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. These include, but are not limited to, forward-looking statements and information relating to the Company's financial condition, results of operations, business, strategy and plans, and general industry outlook (including trends in results, prices, volumes, operations, margins, overall market condition, risk management and exchange rates), including as a result of and following the Acquisition and the Scheme, based on currently available information. These statements are often, but not always, made through the use of words or phrases such as 'aim', 'anticipate', 'believe', 'continue', 'could', 'estimate', 'expect', 'intend', 'may', 'plan', 'seek', 'should' or 'will' or the negative of these terms or similar expressions. Actual future results and trends could differ materially from those expressed or implied in such statements due to various factors. Such factors include factors relating to the satisfaction of the conditions of the Acquisition and change in the global, political, economic, business, competitive, market and regulatory forces and other risks and uncertainties, including those detailed in Warner Chilcott's filings with the US Securities and Exchange Commission, the UK Listing Authority, the Irish Stock Exchange and NASDAQ. Many of such factors are beyond Warner Chilcott's or Waren's ability to control or estimate precisely. Readers are cautioned not to place undue reliance on forward-looking statements. Neither Warner Chilcott nor Waren undertakes any obligation to update or revise any of the forward-looking statements publicly, whether as a result of new information, future events or otherwise, save in respect of any requirement under applicable law or regulation or the listing rules of the UK Listing Authority, the Irish Stock Exchange or NASDAQ.

Any person who, alone or acting together with any other person(s) pursuant to an agreement or understanding (whether formal or informal) to acquire or control securities of Warner Chilcott, owns or controls, or becomes the owner or controller, directly or indirectly, of one per cent. or more of any class of securities of Warner Chilcott is generally required under the provisions of Rule 8 of the City Code on Takeovers and Mergers (the "City Code") to notify a Regulatory Information Service and the Panel on Takeovers and Mergers (the "Panel") by no later than 12.00 noon (London time) on the business day following the date of the transaction of every dealing in such securities during the period to the date of the Warner Chilcott EGM (or such later date(s) as the Panel may specify). Please consult your financial adviser immediately if you believe Rule 8 of the City Code may be applicable to you.